                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                            SCHEDULE 14a INFORMATION
                                 ---------------

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential. For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under  Rule14a-12

                        DUALSTAR TECHNOLOGIES CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]   No Fee Required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transactions:

-------------------------------------------------------------------------------
     (5) Total fee paid:

-------------------------------------------------------------------------------
     Fee paid previously with preliminary materials:

-------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

-------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
     (3)  Filing Party:

-------------------------------------------------------------------------------
     (4)  Date Filed:

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


                        DUALSTAR TECHNOLOGIES CORPORATION
                                 ONE PARK AVENUE
                            NEW YORK, NEW YORK 10016


                                DECEMBER 11, 2000

TO THE HOLDERS OF COMMON STOCK OF DUALSTAR TECHNOLOGIES CORPORATION:

     The annual meeting of stockholders of DualStar Technologies Corporation will be held at 10:00 a.m. (New York time) at The Midtown Executive & Chemists' Club, 40 West 45th Street, New York, New York 10036,on Friday, January 12, 2001. A Notice of the Annual Meeting, Proxy Statement and form of proxy card are enclosed with this letter.

     At this meeting, stockholders of record as of Monday, November 13, 2000 will vote to approve several proposals. Specifically, stockholders will be asked to consider and approve:

     o    The election of Messrs. Jared A. Abbruzzese, Gregory Cuneo and Raymond
          L. Steele as directors, each to serve until DualStar's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

     o To consider and vote upon the ratification of the appointment of Grant Thornton LLP as independent auditors for DualStar for the fiscal year ending June 30, 2001; and

     o To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     DualStar's board of directors recommends that you vote your DualStar common stock IN FAVOR of each proposal.

     Stockholders are urged to attend the meeting but may vote by proxy in lieu thereof. Accordingly, whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope.

     Prompt return of your voted proxy will reduce the cost of further mailings and contacts. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

     I look forward to greeting as many of you as possible at the meeting.



                                        Sincerely,

                                        /s/ Gregory Cuneo

                                        Gregory Cuneo
                                        President and Chief Executive Officer

                        DUALSTAR TECHNOLOGIES CORPORATION
                                 ONE PARK AVENUE
                            NEW YORK, NEW YORK 10016
                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 12, 2001
                                -----------------

To the Holders of Common Stock of DualStar Technologies Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DualStar Technologies Corporation, a Delaware corporation, will be held at The Midtown Executive & Chemists' Club, 40 West 45th Street, New York, New York 10036, on Friday, January 12, 2001, at 10:00 a.m. (New York time), for the following purposes:

     1. To elect three directors of DualStar, each to serve until DualStar's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

     2. To consider and vote upon the ratification of the appointment of Grant Thornton LLP as independent auditors for DualStar for the fiscal year ending June 30, 2001; and

     3. To take action upon any other matters that may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on November 13, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof.

     A majority of the issued and outstanding shares of common stock of DualStar must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is DualStar's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING.



                                          By Order of the Board of Directors,

                                          /s/ Robert J. Birnbach

                                          Robert J. Birnbach
                                          Secretary
New York, New York
December 11, 2000

                        DUALSTAR TECHNOLOGIES CORPORATION
                                 ONE PARK AVENUE
                            NEW YORK, NEW YORK 10016

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 12, 2001

                CONTENTS OF ANNUAL MEETING PROXY STATEMENT
                                                                            PAGE

Voting Information.............................................................1
         General Instructions on How to Vote Your Proxy........................1
         Voting Rules .........................................................1
Proposals......................................................................4
         PROPOSAL NO. 1:  Election of Directors................................4
         PROPOSAL NO. 2:  Appointment of Independent Auditors..................5
Company Information............................................................6
         Security Ownership of Certain Beneficial Owners and Management........6
         Section 16(a) Beneficial Ownership Reporting Compliance...............7
         Board of Director's and Committees'Meetings and Attendance............7
         Remuneration of Directors.............................................7
         Compensation and Governance Committee.................................7
         Report From the Audit Committee.......................................8
         Executive Officers....................................................9
         Executive Compensation...............................................10
         Employment Agreements................................................11
The 1994 Stock Option Plan....................................................13
401(K) Plan...................................................................14
Compensation and Governance Committee Interlocks and Insider Participation....14
Board of Directors Report on Executive Compensation...........................14
         General..............................................................14
         Compensation Philosophy..............................................15
         Base Salary .........................................................15
         Short-Term Incentive.................................................15
         Long-Term Incentive..................................................15
         Chief Executive Officer Compensation.................................16
         Benefits ............................................................16
Performance Graph.............................................................17
Certain Relationships and Related Transactions................................17
Deadline for Stockholder Proposals............................................19
Annual Report to the SEC on Form 10-K.........................................19
Where You Can Find More Information...........................................19
Other Matters ................................................................20

The principal executive offices of the company are located at One Park Avenue, New York, New York 10016. This proxy statement, and the accompanying Notice of Annual Meeting of Stockholders and proxy card, are first being mailed to the company's stockholders on or about December 12, 2000.

                              VOTING INFORMATION

GENERAL INSTRUCTIONS ON HOW TO VOTE YOUR PROXY

     Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

     If your shares are held in "street name," you should vote your shares in the method directed by your broker or other nominee.

     If you plan to attend the meeting and vote in person, your instructions will depend on how your shares are held:

     o Shares registered in your name -- Check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting. The proxy card and the evidence of your stock ownership will serve as your authorization to vote in person.

     o Shares registered in the name of your broker or other nominee -- Ask your broker to provide you with a broker's proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker.

     Remember that attendance at the meeting will be limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and guests of DualStar.

     HOW TO REVOKE YOUR PROXY. If your shares are registered in your name, you may revoke your proxy at any time before it is exercised by:

     o    filing with the Secretary of DualStar a written notice revoking it,

     o    executing and returning another proxy bearing a later date, or

     o attending the annual meeting and expressing a desire to vote your shares of common stock in person.

     If your shares are held in street name, you must contact your broker to revoke your proxy. Written notices to DualStar must be addressed to Secretary, DualStar Technologies Corporation, One Park Avenue, New York, New York 10016. No revocation by written notice will be effective unless such notice has been received by the Secretary of DualStar prior to the day of the annual meeting or by the inspector of election at the annual meeting.

VOTING RULES

     STOCKHOLDERS ENTITLED TO VOTE--THE RECORD DATE. The close of business on November 13, 2000 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof. As of the record date, DualStar had issued and outstanding 16,501,568 shares of common stock and there were 89 record holders of DualStar's common stock

     QUORUM REQUIRED. A quorum must exist for us to hold the annual meeting. For a quorum to exist, we will need the presence, either in person or by proxy, of holders of a majority of the outstanding shares of DualStar's common stock as of the record date. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes occur when a beneficial owner indicates on the proxy that some of the shares represented are not being voted as to certain proposals, and the broker is not permitted to vote on the proposal.

     NUMBER OF VOTES. You are entitled to one vote per share of DualStar's common stock that you own as of the record date on each matter that is called to vote at the annual meeting.

     VOTING TO ELECT DIRECTORS. When voting to elect directors, you have three options:

     o    Vote for each of the nominees;

     o    Vote for only one or more of the nominees; or

     o    Withhold authority to vote for all of the nominees.

     If a quorum is present at the annual meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election of directors.

     VOTING ON OTHER MATTERS. When voting on all other matters, you will also have three options, but these options are different from those pertaining to the election of directors:

     o    Vote FOR a given proposal;

     o    Vote AGAINST a given proposal;

     o    ABSTAIN from voting on a given proposal

     The affirmative vote of at least a majority of the shares of common stock, present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote thereon, is necessary for the ratification of the appointment of Grant Thornton LLP as independent auditors for the fiscal year ending June 30, 2001.

     Pursuant to the Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum; however, with respect to proposals which require the affirmative vote of a percentage of shares present at the Annual Meeting for approval, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matter. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" such proposals.

     The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting. The board of directors is not currently aware of any such other matters.

     VOTING OF PROXIES WITH UNMARKED VOTES. All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. If you return your proxy with no votes marked, your shares will be voted as follows:

     o    FOR the election of all nominees for director.

     o FOR the ratification of the appointment of Grant Thornton, LLP as DualStar's independent auditors for the fiscal year ending June 30, 2001.

     WHO COUNTS THE VOTES. Votes will be counted by American Stock Transfer & Trust Company, DualStar's transfer agent and registrar.

     INFORMATION ABOUT THIS SOLICITATION OF PROXIES. The solicitation of the proxy accompanying this proxy statement is being made by DualStar's board of directors in connection with the annual meeting of stockholders. In addition to the solicitation of proxies by use of this proxy statement, directors, officers and employees of DualStar may solicit the return of proxies by mail, personal interview, telephone or telegraph. Officers and employees of DualStar will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock and may be reimbursed for their reasonable out-of-pocket expenses incurred in that connection. DualStar has retained Innisfree M&A Incorporated to assist in the solicitation of proxies from its stockholders. The total fees of the proxy solicitor are estimated not to exceed $6,500 and will be paid by DualStar.

     All costs of preparing, printing, assembling and mailing the Notice of the Annual Meeting of Stockholders, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by DualStar.

                                    PROPOSALS

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Three directors are to be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting of stockholders by holders of shares entitled to vote. The directors will hold office until the next annual meeting of stockholders of DualStar or until their successors are duly elected and qualified. The bylaws of DualStar provide that the number of directors of DualStar shall be not less than one nor more than nine, with the exact number as determined by resolution of the board of directors. The board of directors has set the current number of directors at three. The board of directors proposes the following nominees, and recommends a vote in favor thereof:

                                      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR
       NAME AND AGE                                   PAST FIVE YEARS                          DIRECTOR SINCE
--------------------------   ----------------------------------------------------------------  --------------
Gregory Cuneo                Chairman of DualStar (from December 1998 through February         August 1994
        41                   2000), President and Chief Executive Officer of DualStar
                             (since DualStar was founded in August 1994); Chairman
                             (non-director) of Starrett Corporation (since August 1999);
                             President and Chief Executive Officer of HRH Construction
                             Corp., a subsidiary of Starrett Corporation (since August
                             1999). Mr. Cuneo and Mr. Birnbach are first cousins.


Jared E. Abbruzzese          Chairman of DualStar (since February 2000); Chairman and          September 1999
        46                   Founder of TechOne Capital Group LLC, a consulting and
                             private investment firm concentrating in the
                             telecommunications and technology sectors; Chairman, Chief
                             Executive Officer and Founder of CAI Wireless Systems, Inc.
                             ("CAI"), a MMDS operator (from August 1991 until August
                             1999) (CAI was acquired by WorldCom, Inc. in August 1999);
                             Co-founder of Crest Communications, LLC, a private
                             communications fund; member of the governing board of
                             VenInfoTel LLC, a Venezuelan telephone and cable television company. CAI voluntarily filed a petition under Chapter 11 of the U.S. Bankruptcy Code in July 1998 and emerged from
                             bankruptcy in October 1998.


Raymond L. Steele            Retired; Executive Vice President of Pacholder Associates,        December 1998
        65                   Inc. (from August 1990 until September 1993); Executive
                             Advisor at the Nickert Group (from 1989 through 1990); Vice
                             President, Trust Officer and Chief Investment Officer of the
                             Provident Bank (from 1984 through 1988); Director of I.C.H.
                             Corp. and Video Services Corp.


     Technology Investors Group, LLC ("TIG") is party to a Stockholders' Agreement, dated as of November 25, 1998, among DualStar, Gregory Cuneo, TIG and certain other stockholders (the "TIG Stockholders' Agreement"), which provides, among other things, that commencing with the 1999 annual meeting, the parties thereto will recommend to the board of directors the nomination of one person designated by TIG. The TIG Stockholders' Agreement terminates on the earlier of
(1) 30 months from November 25, 1998 or (2) such date following conversion of a certain convertible note issued to TIG that the voting power of TIG amounts to less than 5% of the then outstanding shares of common stock of DualStar entitled to vote for election of directors. However, TIG will have no right to nominate or will not be obligated to vote its shares pursuant to the TIG Stockholders' Agreement in any fiscal year immediately following two consecutive fiscal years in which DualStar incurs a net loss from operations (as defined therein), but such right to nominate and such obligation to vote its shares will apply again to TIG in any fiscal year following any fiscal year in which DualStar has a profit. TIG has determined not to nominate a member of DualStar's board of directors for this annual meeting but reserves its right to do so in subsequent years. As of November 13, 2000, TIG owns 1,791,000 shares of DualStar common stock or 10.85% of the outstanding DualStar common stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES SOLICITED HEREBY WILL BE VOTED "FOR" THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. ALTHOUGH THE BOARD OF DIRECTORS DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE OR DECLINE TO SERVE, SHOULD SUCH A SITUATION ARISE PRIOR TO THE MEETING, THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS ACTING THEREUNDER.

PROPOSAL NO. 2:  APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders of DualStar, the board of directors has designated the firm of Grant Thornton LLP as independent auditors to examine and audit DualStar's financial statements for the fiscal year ending June 30, 2001. The designation of such firm as auditors is being submitted for ratification or rejection at the annual meeting. Action by stockholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the board of directors in order to give the stockholders of DualStar the final choice in the designation of auditors. The board of directors will be governed by the decision of a majority of the votes entitled to be cast. A majority of the votes represented at the annual meeting by shares of common stock entitled to vote is required to ratify the appointment of Grant Thornton LLP.

     A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE DESIGNATION OF GRANT THORNTON LLP AS DUALSTAR'S INDEPENDENT AUDITORS FOR FISCAL YEAR ENDED JUNE 30, 2001.

                               COMPANY INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of equity securities of DualStar (which includes shares that may be acquired on the exercise of the currently vested portion of stock options) at December 1, 2000:

     o each person who, based on public filings, is known by us to own beneficially more than five percent of the outstanding shares of common stock;

     o    each director and nominee for director of DualStar;

     o our chief executive officer and each of the other executive officers of DualStar named in the tables under Executive Compensation; and

     o all directors and executive officers as a group, including all stock options vested through December 1, 2000.

     The following calculations were based upon 16,501,568 shares of DualStar's common stock issued and outstanding as of December 1, 2000.


                                                   Amount and Nature
                                                     of Beneficial             % of
          Name and Address (1)                         Ownership               Class
------------------------------------------         -----------------          -------
Jared E. Abbruzzese                                         0                     0
Gregory Cuneo                                         515,000  (2)              3.1%
Stephen J. Yager                                      515,000  (2)              3.1%
Ronald Fregara                                        515,000  (2)              3.1%
Raymond L. Steele                                      15,000  (3)                *
Barry Halpern                                         201,000  (3)              1.2%
Nicholas Ahel                                         126,000  (3)                *
Stephen Feinberg                                    3,125,000  (4)             18.9%
Technology Investors Group, LLC                     1,791,000                  10.9%
All Executive Officers and Directors as
    a Group (11 persons)                            3,023,000  (5)             18.3%
--------
*  Indicates less than 1%

(1) The address of each stockholder listed, other than Technology Investors Group, LLC and Stephen Feinberg, is in care of DualStar Technologies Corporation, One Park Avenue, New York, New York 10016. The address of Technology Investors Group, LLC is 25 Coligni Avenue, New Rochelle, New York 10801. The address for Stephen Feinberg is 450 Park Avenue, 28th Floor, New York, New York 10022.

(2) Consists of (x) options to purchase 80,000 shares of DualStar common stock granted under DualStar's 1994 Stock Option Plan, as amended, exercisable within 60 days of December 1, 2000 and (y) 435,000 shares of DualStar common stock.

(3) Consists of options granted under the 1994 Stock Option Plan, exercisable within 60 days of December 1, 2000.

(4) DSTR Warrant Co., LLC, a Delaware limited liability company, is the record holder of 3,125,000 Class E common stock purchase warrants issued by DualStar. DSTR Warrant Co., LLC may exercise the warrants at any time after November 8, 2000 for up to 3,125,000 shares of DualStar common stock. According to a Schedule 13-D filed with the SEC on November 21, 2000, Stephen Feinberg possesses sole voting and investment control over the warrants and, if exercised, the shares of DualStar common stock underlying such warrants.

(5) Consists of (x) options to purchase 1,715,500 shares of DualStar common stock granted under the 1994 Stock Option Plan, exercisable within 60 days of December 1, 2000 and (y) 1,308,000 shares of DualStar common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires DualStar's officers, directors and certain beneficial owners to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish DualStar with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to DualStar and written representations from DualStar's officers and directors, and without making any inquiry or investigation regarding delinquent Section 16(a) filings, DualStar believes that, during the fiscal year ended June 30, 2000, all such reports were filed on a timely basis, except for (1) an Initial Statement of Beneficial Ownership of Securities on Form 3 required to be filed by Mr. Abbruzzese upon his appointment to the board of directors, (2) a Statement of Changes of Beneficial Ownership of Securities on Form 4 with respect to the granting of certain options to certain reporting persons, and (3) Annual Statements of Beneficial Ownership of Securities on Form 5 for all reporting persons. DualStar is in the process of adopting a Section 16 Reporting Compliance Program in an effort to assist its directors and executive officers with their Section 16 reporting requirements.

BOARD OF DIRECTOR'S AND COMMITTEES' MEETINGS AND ATTENDANCE

     During the fiscal year ended June 30, 2000, there were 14 meetings of the board of directors and the directors acted by unanimous written consent twice. During fiscal year ended June 30, 2000, no director of DualStar attended fewer than 75% of the meetings of the board of directors.

     During fiscal year ended June 30, 2000, no director of DualStar attended fewer than 75% of the number of meetings of committees on which he served.

REMUNERATION OF DIRECTORS

     Directors of DualStar are paid an annual fee of $25,000 and a fee of $1,000 per board meeting attended in person, and $600 per telephonic meeting or committee meeting (regardless of attendance in person or by telephone), plus, in all cases, reimbursement of out-of-pocket expenses.

COMPENSATION AND GOVERNANCE COMMITTEE

     As of February 18, 2000, the DualStar board of directors combined the Compensation Committee with the Stock Award Committee and Nomination Committee, renaming it the Compensation and Governance Committee. The DualStar board of directors delegated to the Compensation and Governance Committee all powers and authority over compensation and employee benefit matters, including, without limitation, reviewing and approving management's recommendations as to executive compensation, administering the 1994 Stock Option Plan and making bonus compensation determinations under the Employment Agreements described below under the caption "Employment Agreements" for key executives of DualStar. Under the 1994 Stock Option Plan, the Committee has the authority to grant "Awards" (as such term is defined in the 1994 Stock Option Plan) to officers, employees, directors and consultants of DualStar or an "Affiliate" (as such term is defined in the 1994 Stock Option Plan), and to determine the various terms and conditions of such Awards. The Committee also has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 1994 Stock Option Plan as it shall, from time to time, deem advisable to interpret the terms and provisions of the 1994 Stock Option Plan and any Award issued under the 1994 Stock Option Plan (and any agreement relating thereto) and to otherwise supervise the administration of the 1994 Stock Option Plan. The Committee is also delegated the authority to identify and nominate qualified individuals for the DualStar board of directors and executive officers of DualStar, including nominees for directors recommended by stockholders. The members of the Compensation and Governance Committee are Messrs. Abbruzzese and Steele. The Compensation and Governance Committee met once and acted twice by unanimous written consent during fiscal year ended June 30, 2000.

REPORT FROM THE AUDIT COMMITTEE

     The members of the Audit Committee from July 1, 1999 to February 17, 2000 were Messrs. Abatemarco, Miller and Steele. From February 18, 2000 until April 10, 2000, the members of the Audit Committee were Messrs. Cuneo, Miller and Steele. Since April 10, 2000, the members of the Audit Committee have been Messrs. Abbruzzese and Steele. The Audit Committee met once during the fiscal year. The Audit Committee is responsible for considering management's recommendation of independent certified public accountants for each fiscal year, recommending the appointment or discharge of independent accountants to the board of directors and confirming the independence of the accountants. It is also responsible for reviewing and approving the scope of the planned audit, the results of the audit and the accountants' compensation for performing such audit; reviewing DualStar's audited financial statements; and reviewing and approving DualStar's internal accounting controls and discussing such controls with the independent accountants.

     The Audit Committee adopted a written charter during fiscal 2000, a copy of which is attached to this proxy statement as Appendix A.

     In connection with the audit of DualStar's financial statements for the year ended June 30, 2000, the Audit Committee met with representatives from Grant Thornton LLP, DualStar's independent auditors. The Audit Committee reviewed and discussed with Grant Thornton DualStar's financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

     The Audit Committee and Grant Thornton also discussed Grant Thornton's independence. On September 27, 2000, the Audit Committee received from Grant Thornton the written disclosures and the letter regarding Grant Thornton's independence required by Independence Standards Board of Standard No. 1.

     In addition, the Audit Committee reviewed and discussed with DualStar's management DualStar's audited financial statements relating to fiscal year ended June 30, 2000.

     Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that DualStar's financial statements audited by Grant Thornton be included in DualStar's Annual Report on Form 10-K for fiscal year ended June 30, 2000.

                                            Jared E. Abbruzzese
                                            Raymond L. Steele

EXECUTIVE OFFICERS

     The executive officers of DualStar include:

o Robert J. Birnbach (age: 36), a founder of DualStar, has been Chief Financial Officer of DualStar since December 1996, Executive Vice President since July 1999 and Secretary since February 2000. He was a member of DualStar's board of directors from September 1999 until February 2000. From December 1996 until July 1999, Mr. Birnbach served as Vice President of DualStar and from August 1994 until December 1996, he was DualStar's Director of Corporate Development/Mergers & Acquisitions. From January 2000 until November 2000, Mr. Birnbach was President and Chief Executive Officer and a member of the board of directors of Starrett Corporation. He was also a member of the board of directors of HRH Construction Corp from January 2000 until November 2000. Prior to joining DualStar, Mr. Birnbach was an advisor with the financial advisory and accounting firm of Coopers & Lybrand from 1991 to August 1994. Mr. Birnbach and Mr. Cuneo are first cousins.

o Joseph C. Chan (age: 39) has been Vice President and Chief Accounting Officer of DualStar since December 1996. He was controller of DualStar from November 1994 until December 1996. Prior to joining DualStar, Mr. Chan was a certified public accountant with Konigsberg, Wolf & Co. P.C. from October 1987 to November 1994.

o Ronald Fregara (age: 51), a founder of DualStar served as an Executive Vice President of DualStar from December 1996 until February 2000, and served as a Vice President from August 1994 until December 1996. Mr. Fregara has been President of Centrifugal/Mechanical Associates, Inc. ("CMA") since December 1996. Mr. Fregara was a member of DualStar's board of directors from August 1994 until February 2000.

o Stephen Yager (age: 48), a founder of DualStar, served as an Executive Vice President of DualStar from August 1994 until February 2000, and served as Secretary of DualStar from August 1994 until February 2000. Mr. Yager was DualStar's Chief Financial Officer from August 1994 until November 1996. Mr. Yager has been Vice President of CMA since December 1996. Mr. Yager was a member of DualStar's board of directors from August 1994 until February 2000.

o Nicholas Ahel (age: 57) has served as Vice President of High-Rise Electric, Inc. ("High-Rise") since July 1995.

o    Barry Halpern (age: 48) has served as President of High-Rise since July
     1995.

o Jill Thoerle (age: 49) has served as President and Chief Executive Officer of OnTera, Inc. ("OnTera," formerly known as DualStar Communications, Inc.) since March 2000. From 1998 until joining OnTera in March 2000, Ms. Thoerle was Corporate Strategy and New Business Development Vice President of AT&T Corporation. Prior to that Ms. Thoerle served as Vice President of Teleport Communications Group, Inc. from 1995 until 1998.

o Peter Sach (age: 40) has served as Executive Vice President and Chief Operating Officer of OnTera since March 2000. From 1998 until joining OnTera in March 2000, Mr. Sach was first Vice President Network Services at AT&T, and then was promoted in 1999 to AT&T Broadband's Senior Vice President--Systems Development. From 1986 until 1998, Mr. Sach held a variety of positions culminating with Vice President--Network Services of Teleport Communications Group, Inc.

EXECUTIVE COMPENSATION

     The Summary Compensation Table set forth below for each of the fiscal years ended June 30, 2000, 1999 and 1998 includes compensation information with respect to the Chief Executive Officer of DualStar and each of DualStar's four most highly compensated executive officers whose salary in the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                         ANNUAL COMPENSATION                  AWARDS
                                  --------------------------------         ------------
                                                                            SECURITIES
                                  FISCAL                                    UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)    BONUS ($)            OPTION       COMPENSATION ($)
--------------------------------  ------   ----------    ---------         -------------   ----------------
              (a)                  (b)         (c)          (d)                (g)               (i)
Gregory Cuneo,                     2000       270,961            0           200,000   (1)     10,170  (2)
   President and Chief             1999       150,000       67,500                 0            5,794  (2)
   Executive Officer               1998       150,000            0                 0            5,901  (2)



Barry Halpern,                     2000       230,000      251,065                 0            1,954  (2)
   President--High-Rise            1999       156,600      180,000                 0            2,947  (2)
                                   1998       148,900      252,500                 0            2,673  (2)


Nicholas Ahel,                     2000       230,000      251,065                 0            1,652  (2)
   Vice President--High-Rise       1999       156,600      180,000                 0            2,168  (2)
                                   1998       148,900      252,500                 0            2,673  (2)


Stephen J. Yager,                  2000       235,408       25,000           200,000   (1)      6,371  (2)
   Vice President -CMA             1999       151,005       67,500                 0            6,371  (2)
                                   1998       150,580            0                 0            5,453  (2)


Ronald Fregara,                    2000       235,408       25,500           200,000   (1)      5,861  (2)
   President--CMA                  1999       151,005       67,500                 0            5,991  (2)
                                   1998       150,580            0                 0            6,017  (2)


---------------------

(1) Consists of options granted under the Company's 1994 Stock Option Plan, as amended (the "Plan"), to purchase 200,000 shares granted on August 12, 1999 at an exercise price of $4.00 per share and vest in five installments on each of December 31, 1999, 2000, 2001, 2002 and 2003.

(2) Includes the value of personal benefits, such as disability insurance and automobile expenses, pursuant to each officer's employment agreement, and with respect to Mr. Cuneo, includes, in addition, country club expenses pursuant to his officer's employment agreement. See "Employment Agreements."

                       OPTION GRANTS IN LATEST FISCAL YEAR

     The following table provides information on options to purchase DualStar common stock which were granted during the year ended June 30, 2000 to the five Named Executives identified in the Summary Compensation Table above.

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                           FOR OPTION TERM
-----------------------------------------------------------------------------------  ------------------------------
       (a)               (b)               (c)               (d)           (e)           (f)             (g)
                      NUMBER OF     % OF TOTAL OPTIONS
                      SECURITIES        GRANTED TO         EXERCISE
                      UNDERLYING       EMPLOYEES IN        PRICE PER    EXPIRATION
       NAME            OPTIONS          FISCAL YEAR        SHARE ($)       DATE         5% ($)         10% ($)
-------------------   ----------    ------------------     ---------    ----------    --------        --------
Gregory Cuneo.....     200,000             10.88%            4.00           (1)        382,000         914,000
Ronald Fregara....     200,000             10.88%            4.00           (1)        382,000         914,000
Stephen Yager.....     200,000             10.88%            4.00           (1)        382,000         914,000

------------
(1) Options vest in five annual equal installments on each of December 31, 1999, 2000, 2001, 2002 and 2003, and expire five years from the date of vesting.



                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                        YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information with regard to the outstanding options to purchase DualStar Common Stock as of the end of the fiscal year ended June 30, 2000 for the five Named Executives in the Summary Compensation Table above.

         (a)                (b)           (c)                    (d)                              (e)
                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN THE
                                                           UNDERLYING UNEXERCISED              MONEY OPTIONS AT
                           SHARES                         OPTIONS AT JUNE 30, 2000             JUNE 30, 2000 (1)
                         ACQUIRED ON     VALUE          -----------------------------    ----------------------------
        NAME            EXERCISE (#)    REALIZED        EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------  ------------    --------        -----------     -------------    -----------    -------------
Gregory Cuneo.......        --            $--              40,000           160,000            --              --
Ronald Fregara......        --            $--              40,000           160,000            --              --
Stephen Yager.......        --            $--              40,000           160,000            --              --
Barry Halpern.......        --            $--             201,000             --           $ 628,025           --
Nicholas Ahel.......        --            $--             126,000             --           $ 393,750           --

------------------
(1) Options vest in five annual equal installments on each of December 31, 1999, 2000, 2001, 2002 and 2003, and expire five years from the date of vesting.

EMPLOYMENT AGREEMENTS

     Effective August 1994, DualStar entered into employment agreements with Messrs. Cuneo, Yager and Fregara. The employment agreements expired in August 1997 and have been renewed for two additional three-year terms through August 2003. Mr. Cuneo's current salary is $275,000, with a guaranteed minimum bonus of $25,000, up to a maximum of $100,000 based on certain performance objectives which are to be determined by the board and the Compensation and Governance Committee. Messrs. Fregara and Yager's current salaries are each $235,000, with a guaranteed minimum bonus of $25,000, up to a maximum of $100,000 based on certain performance objectives which are to be determined by the Board and the Compensation and Governance Committee. The salaries under these executives' employment agreements, as amended, may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Compensation Committee.

     The employment agreements provide, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of DualStar. The employment agreements provide that DualStar will establish a performance incentive bonus plan providing each executive the opportunity to earn an annual bonus of up to five percent of the increase, if any, in DualStar's pretax income, based upon the attainment of performance goals to be established by the Compensation and Governance Committee. The employment agreements further provide for the use of an automobile and other fringe benefits commensurate with their duties and responsibilities, and for benefits in the event of disability.

     Pursuant to the employment agreements, employment may be terminated by DualStar with cause or by the executive with or without good reason. Termination by DualStar without cause, or by the executive for good reason, would subject DualStar to liability for liquidated damages in an amount equal to the terminated executive's current salary for the remainder of the scheduled term of employment and bonuses for the remainder of the scheduled term of employment based upon the prior year's annual bonus and the maximum incentive bonus payable. Such amounts shall be payable in equal monthly installments, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the employment agreements to the extent permitted by law.

     The employment agreements provide for the purchase by DualStar of insurance policies in the amount of $1,000,000 on the lives of each of Messrs. Cuneo, Yager and Fregara. DualStar will pay the premiums under these policies, and a portion of the payment will be treated as taxable income to the insured executive. Upon the death of any of the insureds, DualStar would be paid from the insurance proceeds an amount equal to the total premiums it paid under the policy, with the remaining proceeds to be paid to the deceased executive's designated beneficiary. To date, each of Messrs. Cuneo, Yager and Fregara has declined to have DualStar purchase such insurance.

     On June 1, 2000, DualStar entered into employment agreements with each of Barry Halpern and Nicholas Ahel, President and Vice President, respectively, of High-Rise. Pursuant to Mr. Halpern's agreement, Mr. Halpern has agreed to serve as President of High-Rise at a current annual base salary of $260,000. Mr. Ahel's employment agreement contemplates that he will serve as Vice President of High-Rise at a current annual base salary of $260,000. Each of Messrs. Halpern and Ahel is also entitled to an annual bonus equal to 10% of the net income before taxes of High-Rise, calculated on a consolidating basis in a manner consistent with past practices and in accordance with generally accepted accounting practices. The employment agreements also provide Messrs. Halpern and Ahel with such other benefits, including medical, disability, pension and severance plans, as are made generally available to executive employees of DualStar from time to time, and a life insurance benefit in the amount of one times such executive's current annual base salary.

     Pursuant to the employment agreements for each of Messrs. Halpern and Ahel, employment may be terminated by DualStar with Cause (as defined in the agreements) or by the executive with or without good reason (as defined in the agreements). Termination of employment by DualStar without Cause, or by the executive with good reason would entitle the executive to severance in the amount of executive's then annual base salary, plus a pro rata portion of the bonus that would be payable in the year of termination. Additionally, all unvested options to purchase DualStar common stock issued to the executive shall vest immediately, and be exercisable for a period of 9 months following the date of termination. Certain other benefits continue for a period of 6 months following the date of termination. In the event of a termination of employment by DualStar with Cause, the executive is entitled to receive all base salary through the date of termination. Options held by such executive that are vested on the date of termination remain exercisable for a period of 90 days from the date of termination. All unvested options lapse. In the event of a voluntary termination of employment by the executive, the executive is entitled to receive her or his annual base salary through the date of termination and be eligible for a pro rata portion of any bonus. Options held by an executive who voluntarily terminates her or his employment that are vested remain exercisable for a period of 90 days from the date of termination. Upon a termination of employment as a result of an executive's death or disability, all vested options remain exercisable for a period of 18 months following the date of termination.

     In connection with Robert J. Birnbach's role as DualStar's Executive Vice President, Chief Financial Officer and Secretary, DualStar and Mr. Birnbach entered into an employment agreement dated June 7, 2000, but effective as of June 1, 1999. Under the terms of the Birnbach employment agreement, Mr. Birnbach has agreed to serve as Executive Vice President, Chief Financial Officer and Secretary of DualStar at a current base salary of $220,000. Mr. Birnbach's agreement contemplates that he is eligible for a bonus of up to 50% of his annual base salary upon the achievement by DualStar and Mr. Birnbach of performance targets agreed-upon by the board of directors and Mr. Birnbach. Mr. Birnbach's annual base salary and bonus percentage may be increased, but not decreased by DualStar's Board of Directors.

     Mr. Birnbach's employment with DualStar may be terminated by DualStar with Cause (as defined in the agreement) or by Mr. Birnbach with or without good reason (as defined in the agreement). Termination of employment by DualStar without cause, or by Mr. Birnbach with good reason would entitle Mr. Birnbach to severance in the amount of two times Mr. Birnbach's annual base salary, plus other perquisites for the one-year period following the date of termination. Additionally, all unvested options to purchase Company common stock would vest immediately.

     In connection with enhancing DualStar's communications business, OnTera has entered into employment agreements with (1) Jill Thoerle, pursuant to which Ms. Thoerle has agreed to serve as President and Chief Executive Officer of OnTera at a current annual base salary of $250,000; (2) Peter Sach, pursuant to which he has agreed to serve as Executive Vice President and Chief Operating Officer of OnTera at a current annual base salary of $240,000; (3) Dennis Rosatelli, pursuant to which he has agreed to serve as Executive Vice President and Chief Financial Officer of OnTera at a current annual base salary of $240,000; (4) George Parise, pursuant to which he has agreed to serve as Executive Vice President--Corporate Development of OnTera at a current annual base salary of $200,000; (5) Vincent D'Onofrio, pursuant to which he has agreed to serve as Executive Vice President and Chief Technology Officer of OnTera at a current annual base salary of $200,000; (6) Mary E. Deal, pursuant to which she has agreed to serve as Executive Vice President and General Counsel of OnTera at a current annual base salary of $200,000; and (7) Bruce Forsyth, pursuant to which he has agreed to serve as Executive Vice President and Chief Marketing Officer of OnTera at a current annual base salary of $200,000. In addition to annual base salaries, each of the OnTera executives is eligible for a bonus of up to
(1) 50% of the annual base salary in the case of Ms. Thoerle and Mr. Sach and
(2) 40% in the case of Ms. Deal and Messrs. Parise, D'Onofrio, Forsyth and Rosatelli, upon the achievement of specified performance targets. Annual base salaries and bonus percentages may be increased, but not decreased, by the OnTera board of directors.

     Pursuant to the OnTera employment agreements, employment may be terminated by OnTera with Cause (as defined in the agreements) or by the executive with or without good reason (as defined in the agreements). Termination of employment by OnTera without Cause, or by the executive with good reason would entitle the executive to severance in the amount of executive's then annual base salary, plus a pro rata portion of the bonus that would be payable in the year of termination. Additionally, all unvested options to purchase DualStar common stock issued to the executive shall vest immediately, and be exercisable for a period of 9 months following the date of termination. Certain other benefits continue for a period of 6 months following the date of termination (12 months in the case of Mr. Sach). In the event of a termination of employment by OnTera with Cause, the executive is entitled to receive all base salary through the date of termination. Options held by such executive that are vested on the date of termination remain exercisable for a period of 90 days from the date of termination. All unvested options lapse. In the event of a voluntary termination of employment by the executive, the executive is entitled to receive her or his annual base salary through the date of termination and be eligible for a pro rata portion of any bonus. Options held by an executive who voluntarily terminates her or his employment that are vested remain exercisable for a period of 90 days from the date of termination. Upon a termination of employment as a result of an executive's death or disability, all vested options remain exercisable for a period of 18 months following the date of termination.

                           THE 1994 STOCK OPTION PLAN

     On October 17, 1994, the Board of Directors adopted, and the stockholders subsequently approved and amended, the 1994 Stock Option pursuant to which officers, directors, employees and consultants of the Corporation and its affiliates are eligible to be granted stock option awards. Stockholders approved the amendments to the 1994 Stock Option Plan at the 1998 Annual Meeting of Stockholders. On April 13, 2000, DualStar's Board of Directors approved an amendment to the 1994 Stock Option Plan providing that for all awards granted under the 1994 Stock Option Plan from and after April 13, 2000, the Compensation Committee shall determine the definition of "change of control" and the treatment of such awards upon a change of control, in the Committee's sole and absolute discretion. This amendment does not require stockholder approval. The 1994 Stock Option Plan is currently being administered by the Compensation Committee, which has the authority to grant awards, including stock options, stock appreciation rights, restricted stock, or any combination of the foregoing, and to determine the terms and conditions of the awards.

     Options under the 1994 Stock Option Plan generally shall be exercisable for a term fixed by the Compensation and Governance Committee, not to exceed 10 years from date of grant, unless any such options are terminated earlier pursuant to the terms of the 1994 Stock Option Plan. The total number of shares of DualStar common stock presently reserved for such stock option awards and available for distribution under the 1994 Stock Option Plan is 3,500,000. As of November 13, 2000, 5,906,475 options were outstanding under the 1994 Stock Option Plan, 2,406,475 of which are subject to stockholder approval of an amendment to the plan at the next meeting of DualStar stockholders. The outstanding options have exercise prices ranging from $0.75 to $10.25 per share. No stock options were exercised by any executive officer during fiscal 2000.

                                   401(K) PLAN

     DualStar maintains a retirement savings plan, effective as of January 1995, in which eligible employees of DualStar may elect to participate. The plan is an individual account plan providing for deferred compensation as described in
Section 401(k) of the Internal Revenue Code and is subject to, and intended to comply with, the Employee Retirement Income Security Act of 1974. Each eligible employee is permitted to defer receipt of up to 15% of eligible compensation subject to the maximum statutory limits and nondiscrimination testing prescribed by the Internal Revenue Code. DualStar may, at its discretion, match employee deferrals in cash or DualStar stock, or make discretionary profit sharing plan contributions in cash or DualStar stock, subject to current IRS limits and nondiscrimination testing. For the year ended June 30, 2000, DualStar made no contribution to the plan.

                COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     No Compensation and Governance Committee interlock relationships existed during the fiscal year ended June 30, 2000.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The DualStar Board of Directors has delegated to the Compensation and Governance Committee, among other things, authority over all compensation and employee benefit matters, including executive and senior management compensation matters. The committee seeks to balance the interests of the stockholders with DualStar's need to attract and retain effective members of management. As such, the governance and administration of executive and senior management compensation programs and development of compensation policy and philosophy fall within the authority of the Compensation and Governance Committee. The Compensation and Governance Committee undertakes this role by reviewing and approving compensation issues for DualStar's executives and senior management. During the fiscal year ended June 30, 1999, the Compensation Committee (as it was then known) was comprised of Messrs. Abatemarco, Miller, Steele and Yager. On February 18, 2000, the Compensation Committee was combined with the Stock Award Committee and Nominating Committee and renamed the Compensation and Governance Committee. The current members of the Compensation and Nominating Committee are Messrs. Abbruzzese and Steele, none of whom is an employee of DualStar.

COMPENSATION PHILOSOPHY

     DualStar's compensation philosophy is designed to:

     o    Provide employees with fair, competitive and dynamic compensation.

     o Enable DualStar to attract, retain and develop a highly-skilled and motivated workforce.

     o Link compensation directly to the accomplishment of superior Company performance, creation of long-term stockholder value and attainment of specific strategic initiatives by emphasizing variable, rather than fixed, compensation.

     o    Align stockholder and management interests.

     DualStar uses a combination of base salary, short-term incentives and long-term incentives to achieve its compensation goals.

BASE SALARY

     DualStar seeks to pay competitive salaries to its executives and senior management. Individual base salary is determined by considering a variety of factors, including an individual's background, experience and current salary in relation to the market, and an individual's accomplishments while at DualStar.

SHORT-TERM INCENTIVE

     DualStar provides the opportunity for significant financial incentives for executives, senior management and other key employees to attain and exceed DualStar's financial and strategic objectives, as well as individual performance objectives. Bonuses are the principal form of short-term incentive used by DualStar. Employment Agreements offered to executives contemplate that the executive is eligible for a bonus up to a prescribed percentage of the executive's base salary, with the actual amount of the bonus awarded on the basis of judgments made with respect to individual performance and Company objectives. Other members of senior management are awarded bonuses, the amount of which is also discretionary with the Compensation and Governance Committee.

     DualStar awarded a bonus of $251,065 to each of Messrs. Halpern and Ahel, and a bonus of $25,000 to each of Messrs. Fregara and Yager during the fiscal year ended June 30, 2000. The bonus of $251,065 to each of Messrs. Halpern and Ahel represented 10% of the net income before taxes of High-Rise, which percentage was the maximum percentage identified in each of the Employment Agreements for those executives. There were no other bonuses awarded to DualStar's executives for the fiscal year ended June 30, 2000.

     The employment agreements for Messrs. Cuneo, Fregara and Yager also provide that DualStar will establish a performance incentive bonus plan which will provide each executive the opportunity to earn an annual bonus of up to 5% of the increase in DualStar's pretax income, if any, based upon the attainment of performance goals to be established by the Compensation and Governance Committee. Such an incentive bonus plan has not yet been adopted by the DualStar board of directors.

LONG-TERM INCENTIVE

     The 1994 Stock Option Plan, as amended (the "1994 Plan") is the primary vehicle for long-term incentives awarded by DualStar. The 1994 Plan allows for the granting of options with service requirements for vesting. Awards under the 1994 Plan are meant to:

     o    Tie compensation opportunities to company achievement.

     o    Balance annual results with DualStar's long-term performance.

     o Strengthen the partnership between DualStar executives and other awardees and DualStar's stockholders.

     Long-term compensation targets vary by the level of an awardee's position with DualStar. Targets are reviewed periodically. Service-based options are also used for employment, promotion and retention situations and are determined in the same manner described above.

CHIEF EXECUTIVE OFFICER COMPENSATION

     DualStar and Gregory Cuneo entered into an employment agreement effective August 1994. Under the employment agreement, Mr. Cuneo's base salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Compensation and Governance Committee.

     Effective as of July 1, 1999, the board of directors and the Compensation Committee increased Mr. Cuneo's salary from $150,000 to $275,000, with a guaranteed minimum bonus of $25,000, up to a maximum of $100,000, based on certain performance objectives that are to be determined by the board and the Compensation and Governance Committee. The board believed that the increase in Mr. Cuneo's base salary was appropriate in light of his contributions to the development, growth and success of DualStar. Stock options to purchase 200,000 shares of DualStar's common stock were granted to Mr. Cuneo during the fiscal year ended June 30, 2000. The options, which were granted under the 1994 Plan on August 12, 1999, have a strike price of $4.00 per share.

BENEFITS

     DualStar offers benefits to its key executives, serving a different purpose that do the above elements of compensation. In general, the benefits provide the executive with a level of security against financial misfortune which may result from illness, disability or death. The benefits are principally those that are offered to the DualStar employee population with certain variations, and generally promote tax efficiency and replacement of benefit opportunities afforded other employees, but which are lost to executives due to regulatory limits.

     The agreements also provide that DualStar will establish a performance incentive bonus plan which will provide each executive the opportunity to earn an annual bonus based upon the attainment of performance goals. Some of the incentive bonus plans have not yet been adopted by the board of directors.

                                                     Gregory Cuneo
                                                     Jared E. Abbruzzese
                                                     Raymond L. Steele

                                PERFORMANCE GRAPH

     The line graph set forth below provides a comparison of DualStar's cumulative total stockholder return on its common stock with the Russell 2000 Index and with the Nasdaq Non-Financial Index. Such stockholder return is the sum of any dividends paid and the change in the market price of stock.

              COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG DUALSTAR TECHNOLOGIES CORPORATION,
           THE RUSSELL 2000 INDEX, AND THE NASDAQ NON-FINANCIAL INDEX

                               [graphic omitted]


DUALSTAR TECHNOLOGIES
                                                           Cumulative Total Return
                                     ----------------------------------------------------------------------------
                                        6/95         6/96          6/97         6/98         6/99          6/00
DUALSTAR TECHNOLOGIES CORPORATION      100.00        25.46          3.64        16.36       116.37        414.56
RUSSELL 2000                           100.00       123.89        144.12       167.90       170.42        175.62
NASDAQ NON-FINANCIAL                   100.00       126.96        149.16       194.68       288.28        445.58


*$100 INVESTED ON 6/30/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TechOne Capital Group LLC ("TechOne"), a private consulting and investment firm of which Jared E. Abbruzzese, Chairman of DualStar, is a principal, has provided consulting services to DualStar since August 12, 1999, pursuant to letter agreements dated August 12, 1999 and March 24, 2000. Currently, DualStar is a party to a consulting agreement dated June 1, 2000 with TechOne. The consulting fee payable under the consulting agreement is $30,000 per month, plus reimbursement of expenses. The consulting agreement provides, among other things, that other than termination as a result of a material breach by TechOne, DualStar may terminate this consulting agreement only by giving written notice to TechOne of DualStar's intention to terminate this consulting agreement accompanied by payment of (1) all unpaid amounts due hereunder from DualStar to TechOne for the consulting services rendered through the date of termination, plus all reimbursable amounts for which TechOne has delivered to DualStar an invoice on or before the termination date, (2) $25,000, which will be used by TechOne for reimbursable expenses incurred prior to the termination date and not yet invoiced, and (3) an amount equal to the product of $30,000 times the greater of (A) the number of months remaining in the 3-year term thereof, and
(B) 24. For the year ended June 30, 2000, DualStar's consulting expense in connection with the agreement was $180,000.

     Subject to stockholder approval and other conditions, Class D Warrants to purchase 750,000 shares of DualStar common stock were granted to TechOne on April 13, 2000. The Class D Warrants are exercisable for $4.063 per share and vest and become fully exercisable when the 30-day average closing price of DualStar common stock has been at or above $14.00, and a material third party acquisition or merger, material equity investment in DualStar or joint venture or other material third party transaction having a substantially similar economic effect as the foregoing has been effected

(excluding, in each instance, the transactions contemplated by the Blackacre Securities Purchase Agreement). Additionally, regardless of the vesting requirement described above, the Class D Warrants vest and become fully exercisable upon a change of control regardless of the satisfaction of the vesting requirements set forth above (excluding the transactions contemplated by the Blackacre Securities Purchase Agreement). The Class D Warrants will expire on the seventh anniversary of issuance. In connection with consummation of the November 8, 2000 financing transaction with Madeleine L.L.C. to ensure that DualStar had a sufficient number of authorized but unissued shares of DualStar common stock for issuance to DSTR Warrant Co., LLC (an affiliate of Madeleine L.L.C. that received, at the direction of Madeleine L.L.C., warrants to purchase DualStar common stock in connection with the Madeleine L.L.C. financing transaction), upon the exercise of the warrants issued to DSTR Warrant Co., LLC, Mr. Abbruzzese informed the DualStar board of directors that TechOne irrevocably surrendered Class D Warrants to purchase 375,000 shares of DualStar common stock.

     DualStar is a party to a consulting agreement dated June 1, 2000 with Hades Advisors LLC ("Hades"), an affiliate of Technology Investors Group, Inc. ("TIG"). The consulting fee payable under the consulting agreement is $20,000 per month, plus reimbursement of expenses. The consulting agreement provides that other than termination as a result of a material breach by Hades, DualStar may terminate this consulting agreement only by giving written notice to Hades of DualStar's intention to terminate this consulting agreement accompanied by payment of (1) all unpaid amounts due hereunder from DualStar to Hades for the consulting services rendered through the date of termination, plus all reimbursable amounts for which Hades has delivered to DualStar an invoice on or before the termination date, (2) $25,000, which will be used by Hades for reimbursable expenses incurred prior to the termination date and not yet invoiced, and (3) an amount equal to the product of $20,000 times the greater of
(A) the number of months remaining in the 3-year term thereof, and (B) 24. For the year ended June 30, 2000, consulting expense in connection with the agreement was $20,000.

     Subject to stockholder approval and other conditions, Class D Warrants to purchase 625,000 shares of DualStar common stock were granted and issued to TIG on April 13, 2000, on the same terms and conditions described above.

     On October 26, 1999, CMA borrowed $1 million from TIG. The loan was evidenced by a promissory note made by CMA in favor of TIG, providing for interest at a per annum rate of 10% and a maturity date of December 15, 1999. The loan was guaranteed by DualStar and collateralized by certain of DualStar's assets. The promissory note was paid in full in December 1999 from the proceeds of a promissory note.

     For the fiscal year ended June 30, 2000, approximately 17% or $14.2 million of the DualStar's discontinued operations total revenues derived from HRH Construction Corp. in which Mr. Gregory Cuneo, President and Chief Executive Officer of DualStar, is President and Chief Executive Officer.

     In addition, Mr. Cuneo is Chairman of Starrett Corporation, which owns HRH Construction Corp., and Robert Birnbach, Executive Vice President and Chief Financial Officer of DualStar, was President and Chief Executive Officer of Starrett Corporation from January 2000 until November 2000. Since Messrs. Cuneo and Birnbach became officers of HRH Construction Corp. and/or Starrett Corporation, DualStar has not been awarded new contracts from HRH Construction Corp.

     CMA leases shop space at 141 47th Avenue, Brooklyn, New York 11235, on a month-to-month basis, from FIS Management, Inc. in which certain officers of CMA and DualStar own a majority interest. No written lease agreement is signed. For the fiscal year ended June 30, 2000, DualStar paid $34,000 in rental payments to FIS Management, Inc. for this space.

     At June 30, 2000, DualStar had loans to Messrs. D'Onofrio and Cuneo in the amounts of $171,000 and $60,000.

o The $171,000 loan to Vincent D'Onofrio was due on demand, with an unstated interest rate. In September 2000, the loan amount was reduced by $75,000 to offset bonuses earned by Mr. D'Onofrio in the prior periods and a promissory note was signed by Mr. D'Onofrio for the remaining loan balance of $96,000. The note bears interest rate of 7.75% per annum and is in August 2003. In addition, Mr. D'Onofrio pledged all stock options granted to him by DualStar as the collateral and security for repayment of the note.

o The $60,000 loan to Mr. Cuneo is due on demand, with an unstated interest rate.


                       DEADLINE FOR STOCKHOLDER PROPOSALS

     If you wish to bring any matter before the Annual Meeting for the Fiscal Year Ending June 30, 2001, you must notify DualStar's Secretary in writing a reasonable time before the mailing of the proxy materials for the current year.

     If you do not provide the proper notice by such date, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe appropriate, as the SEC's rules allow.

     For a stockholder proposal to be considered for possible inclusion in the proxy statement and form of proxy for the Annual Meeting for Fiscal Year Ending June 30, 2001, the proposal must be received by DualStar's Secretary a reasonable time before DualStar begins to print and mail its proxy materials. A nomination or proposal that does not supply adequate information about the nominee or proposal will be disregarded.

                      ANNUAL REPORT TO THE SEC ON FORM 10-K

     STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF DUALSTAR'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO DUALSTAR TECHNOLOGIES CORPORATION, ONE PARK AVENUE, NEW YORK, NEW YORK 10016,
ATTN: INVESTOR RELATIONS, OR BY VISITING THE SEC'S WEB SITE (HTTP://WWW.SEC.GOV). COPIES OF EXHIBITS TO SUCH ANNUAL REPORT MAY BE OBTAINED UPON PAYMENT OF THE COST TO DUALSTAR OF COPYING AND MAILING SUCH EXHIBITS.

WHERE YOU CAN FIND MORE INFORMATION

     DualStar files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by DualStar at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of DualStar with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     The SEC allows DualStar to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that DualStar has previously filed with the SEC. These documents contain important information about DualStar and their finances.

SECURITIES AND EXCHANGE COMMISSION
     FILINGS (FILE NO. 0-2552)                       PERIOD
----------------------------------     ----------------------------------
    Annual Report on Form 10-K             Year Ended June 30, 2000.
  Quarterly Reports on Form 10-Q       Quarters Ended September 30, 1999,
                                               December 31, 1999,
                                               March 31, 2000 and
                                               September 30, 2000

     DualStar is also incorporating by reference additional documents it will file with the SEC between the date of this document and the date of the annual meeting.

     If you would like to request documents incorporated by reference from DualStar, please do so by December 31, 2000 to receive them before the annual meeting. Exhibits to the documents will not be sent unless these exhibits have been specifically incorporated by reference as exhibits in this document.

     You should rely only on the information contained or incorporated by reference in this document to vote on the proposals. We have not authorized anyone to give any information other than what is in this document, and, if given or made, you must not rely on information as having been authorized by DualStar. The delivery of this document will not create an implication that there has been no change in the affairs of DualStar since the date of this document or that the information in this document is correct as of any time subsequent to the date of this document.

OTHER MATTERS

     The board of directors does not know of any matters to be brought before the meeting other than those referred to in the notice hereof. If any other matters requiring a vote of the stockholders are properly brought before the meeting, it is the intention of the persons named in the form of proxy to vote such proxy in their discretion in accordance with their best judgment on such matters.


                                            By Order of the Board of Directors,

                                            /s/ Robert J. Birnbach

                                            Robert J. Birnbach
                                            Secretary

December 11, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                                                                      APPENDIX A

                        DUALSTAR TECHNOLOGIES CORPORATION
                             AUDIT COMMITTEE CHARTER

     ORGANIZATION

     There shall be a committee of the board of directors of DualStar Technologies Corporation (the "Corporation") to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

     STATEMENT OF POLICY

     The audit committee shall provide assistance to the Corporation's directors in fulfilling their responsibilities to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

     RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Corporation's directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

o Review and recommend to the Corporation's directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries.

o Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

o Review with the independent auditors, the Corporation's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review Corporation policy statements to determine their adherence to the code of conduct.

o Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

o Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

o Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

o Review accounting and financial human resources and succession planning within the Corporation.

o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Corporation's Board of Directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

o    Review and assess the adequacy of the charter on an annual basis.

                                                              FORM OF PROXY CARD

                        DUALSTAR TECHNOLOGIES CORPORATION
                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 12, 2001

     This proxy is solicited on behalf of the board of directors. The undersigned stockholder of DualStar Technologies Corporation, a Delaware corporation ("DualStar"), hereby appoints Gregory Cuneo and Robert J. Birnbach or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of DualStar that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of DualStar to be held on Friday, January 12, 2001, at 10:00 a.m. local time, at The Midtown Executive & Chemists' Club, 40 West 45th Street, New York, New York 10036, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the proxy statement dated December 11, 2000:

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" Proposals 1 and 2. Receipt of the proxy statement dated December 11, 2000, is hereby acknowledged.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

     1. Proposal to elect directors of DualStar, each to serve until DualStar's next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

     [ ]  FOR ALL NOMINEES LISTED BELOW      [ ]  WITHHOLD AUTHORITY FOR ALL
                                                  NOMINEES LISTED BELOW

     Jared E. Abbruzzese, Gregory Cuneo and Raymond L. Steele, to hold office until the next annual meeting or until their respective successors have been duly elected and qualified.

     INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, write appropriate name or names in the space provided here.


     ---------------------------------------------------------------------------

     2. Proposal to ratify the appointment of Grant Thornton LLP as independent auditors for DualStar for the fiscal year ending June 30, 2001;

          [ ]    FOR       [ ]    AGAINST     [ ]   ABSTAIN

     3. To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

          [ ]    FOR       [ ]    AGAINST     [ ]   ABSTAIN

                      ---------------------------------------------------------

                      ---------------------------------------------------------
                                   Signature of Stockholder(s)

                      Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

                      Date:                                            , 200
                            -------------------------------------------     -

         PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.